Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Extreme Networks, Inc:

We consent to the use of our report dated September 2, 2016, with respect to the consolidated balance sheets of Extreme Networks, Inc. as of June 30, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2016, and the effectiveness of internal control over financial reporting as of June 30, 2016, incorporated herein by reference.

Raleigh, North Carolina

January 20, 2017

/s/ KPMG, LLP

KPMG, LLP.